Exhibit 3.3

ARTICLES OF AMENDMENT
TO
IN-SPORTS INTERNATIONAL, INC.

THE UNDERSIGNED, being the sole director and president of In-Sports International, Inc., does hereby amend its Articles of incorporation as follows:

ARTICLE I
CORPORATE NAME

The name of the Corporation shall be In-Sports International, Inc..

ARTICLE II
PURPOSE

The Corporation shall be organized for any and all purposes authorized under the laws of the state of Delaware.

ARTICLE III
PERIOD OF EXISTENCE

The period during which the Corporation shall continuo perpetual.

ARTICLE IV
SHARES

The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $0,001 par value.

ARTICLE V
PLACE OF BUSINESS

The address of the principal place of business of this corporation in the State of Delaware shall be 2707 Lansdown Dr. Wilmington, Delaware IMO. The Board of directors may at any time and from time move the principal office of this corporation.

ARTICLE VI
DIRECTORS AND OFFICERS

The business of this corporation shall be managed by its Board of Directors. The number of such &rectors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws.

ARTICLE VII
DENIAL OF PREEMPTIVE RIGHTS

No shareholder shall have any right to acquire share or other securities of the corporation except to the extent to such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the Board of Directors.

ARTICLE VIII
AMENDMENT OF BY-LAWS

Anything in these Articles of Incorporation, the By-Laws , or Section 312 or the General Corporation Law Of the State of Delaware notwithstanding, by-laws not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX
SHAREHOLDERS

9.1 Inspection of books. The Board of Directors shall make the reasonable rules to determine at that times and place and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder

9.2 Control Share Acquisition, The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation,

9.3 Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum

9.4 Required Vote. Acts of shareholders shall require the approval of holders of 50_01% of the outstanding votes of shareholders,

ARTICLE X
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition the Corporation shall have the power, in its bylaws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interest of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

ARTICLE XI
CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

I hereby certify that the following was adopted by a majority vote of the shareholders and directors of the corporation on August 4 1993 and that the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF I have hereunto subscribed to and executed the Articles of incorporation on this 04 day August 1998.

/s/ Michael Lewis
Michael Lewis, Sole Director/President

The foregoing instrument was acknowledged before me on August 4, 1998, by Michael Lewis who is personally known to me.

/s/ Nicole Johnson
_____________, Notary public

My Commission Expires: